Exhibit 12 (b)

                             BNP U.S. FUNDING L.L.C.
                Computation of ratio of earnings to fixed charges
                 and preferred securities dividend requirements
                          (in thousands, except ratios)



                                                      Three-month period ended
                                                           March 31, 2000
                                                      ------------------------

Net income.........................................            $16,001
Fixed Charges
         Trustee Fees..............................                 30
         Audit Fees................................                7.5
         Administrative Fees.......................               62.5
                                                             -----------

Total Fixed Charges................................                100
Earnings before fixed charges......................             16,101
                                                             ---------
Fixed charges, as above............................                100
Preferred securities dividend......................             19,345
                                                             ---------
Fixed charges including preferred
securities dividends...............................            $19,445
                                                             =========
Ratio of earnings to fixed charges
and preferred securities...........................                .83
                                                             =========